EXHIBIT 99.1

         Synagro Reports Third Quarter Revenue and Earnings;
             Key Third Quarter Highlights and Other Events

    HOUSTON--(BUSINESS WIRE)--Nov. 4, 2004--Synagro Technologies Inc. (Nasdaq Small Cap:SYGR)

    -- Revenue during the quarter increased 8.4 percent to $86.3 million

    -- Net income before preferred stock dividends for the quarter totaled $4.5 million

    -- Earnings before interest, taxes, depreciation and amortization, and special charge for the quarter increased 7.7 percent to $18.3 million

    --  Cash payments on long-term debt during the quarter totaled
        $3.8 million

    Synagro Technologies Inc. (Nasdaq Small Cap:SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced its results of operations for the three and nine months ended Sept. 30, 2004.
    "We are pleased with our solid performance during the third quarter," stated Robert C. Boucher Jr., chief executive officer. "Total revenues grew 8.4 percent, which includes an increase in contract revenues of 10.3 percent and an increase in event revenues of
17.1 percent.
    "Operating income continued to grow, primarily due to improved operating margins from cleanout and land application services, despite the unusual hurricane activity in September. These improvements were partially offset by higher than expected repairs and maintenance costs at our dryer and incinerator facilities for ongoing maintenance projects. During the quarter we also incurred a special charge of $0.3 million associated with the reaudit of our 2001 financial statements. Operating income excluding the special charge totaled $13.5 million, a
7.1 percent increase from last year's third quarter.
    "Cash flow from operations totaled $7.5 million for the quarter, which allowed us to pay approximately $3.8 million on debt during the quarter. In the first nine months we have cash payments on long-term debt totaling $14.7 million which puts us well on our way to achieving our goal of $15 - $20 million for 2004.
    "Finally, we have made substantial progress on a couple of key facility development projects during the quarter. First, on the Kern compost facility in Southern California, we have signed long-term contracts with three customers for a substantial portion of the facility's operating capacity and purchased the land where the facility will be located. We expect this facility will generate in excess of $12.0 million of annual revenue when it opens in 2006.
    "We have also recently received notice to proceed with the construction of the Honolulu dryer facility. We expect to generate approximately $30 million of design/build revenue over the next five quarters while construction occurs, and approximately $3.0 million of annual revenue upon commencement of operations of this facility, which is expected to occur in 2006.
    "With these solid operating results we remain comfortable with reaching our 2004 expectations for revenue and earnings," concluded Mr. Boucher.

    Sept. 30, 2004 - Third Quarter Financial Results

    Revenue for the quarter increased 8.4 percent to $86.3 million from $79.6 million for the comparable quarter last year, with approximately $6.8 million of the increase related to contract service revenues and approximately $1.0 million of the increase related to event type work primarily in the Company's Northeast and Central regions. These increases were partially offset by declines in design build and purchase order revenues.
    Operating income for the quarter totaled $13.2 million compared to $12.6 million in the comparable quarter last year. This increase in operating income is a result of internal growth, and an improvement in land application (related to more normal weather patterns in 2004 compared to 2003) and cleanout operating margins, which were partially offset by an increase in repairs and maintenance expenses primarily associated with the Company's dryer and incineration facilities, a $0.4 million increase in depreciation and amortization expense and the special charge of $0.3 million for costs associated with the re-audit of the Company's 2001 financial statements.
    Pre-tax income for the quarter increased $0.5 million or 7.2 percent to $7.5 million from $7.0 million in the comparable quarter last year primarily due to the $0.6 million increase in operating income, partially offset by a $0.1 million increase in interest expense due to an increase in market interest rates partially offset by savings due to debt repayments.
    Net income applicable to common stock for the quarter increased to $2.3 million, or $0.08 per diluted share, from $2.2 million or $0.08 per diluted share in the comparable quarter last year.
    Cash flow from operations totaled approximately $7.5 million for the third quarter of 2004. Cash flow from operations was utilized primarily to fund capital expenditures and to reduce long-term debt by $3.8 million during the quarter.
    Earnings before interest, taxes, depreciation and amortization expense (EBITDA), and special charge of $0.3 million (Adjusted EBITDA) for the quarter increased to $18.3 million in the third quarter from $17.0 million in the comparable quarter last year. Adjusted EBITDA as a percent of revenue decreased to 21.2 percent for the quarter compared to 21.3 percent in the comparable quarter of 2003. See Note D to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.

    Sept. 30, 2004 - Year-to-Date Financial Results

    Revenue for the nine months ended Sept. 30, 2004, increased 10.4 percent to $241.3 million from $218.5 million for the same period in the prior year, with approximately $22.7 million of the increase related to contract service revenues, approximately $2.2 million related to event type work primarily in the Company's Northeast and Central regions, and approximately $1.2 million of the increase related to an acquisition that was completed in the second quarter of 2003. These revenue increases were partially offset by declines in design build and purchase order revenues.
    Operating income for the nine months ended Sept. 30, 2004, increased $0.6 million to $33.0 million from $32.4 million in the comparable period of the prior year. Operating income in the second quarter of 2003 included a one-time non-cash gain associated with a positive settlement of a warranty obligation of approximately $2.1 million recorded as a reduction in cost of operations. Excluding this one-time non-cash gain, operating income for the nine months ended Sept. 30, 2004, increased by approximately $2.7 million or 8.9 percent to $33.0 million from $30.3 million in the comparable period of the prior year. This increase in operating income is primarily a result of the increased revenue growth, an improvement in land application (related to more normal weather patterns in 2004 compared to 2003) and cleanout operating margins, and a reduction in selling, general and administrative expenses of $0.6 million, partially offset by higher repairs and maintenance expenses at the Company's drying and incineration facilities, a $1.4 million increase in depreciation and amortization expense, and the special charge of $0.3 million for costs associated with the re-audit of the Company's 2001 financial statements.
    Pre-tax income for the nine months increased $2.7 million or 18.7 percent to $17.4 million from $14.7 million for the comparable period last year. Pretax income increased approximately $2.7 million from the prior year primarily related to the $0.6 million increase from operating income discussed above, a $1.3 million reduction in interest expense due primarily to savings associated with interest rate swaps and net reductions in debt, and a $0.9 million increase in other income related to an increase in gains from asset sales.
    Net income applicable to common stock for the nine months ended Sept. 30, 2004, increased 61.0 percent to $4.1 million from $2.5 million in the comparable period of the prior year. Diluted earnings per share increased to $0.18 per share for the first nine months of 2004 compared to $0.13 per share in 2003. Diluted earnings per share for the nine months ended Sept. 30, 2003, adjusted to exclude the change in accounting for asset retirement obligations, totaled $0.15 per share.
    Cash flow from operations increased $11.5 million to $27.3 million for the nine months ended Sept. 30, 2004 compared to $15.8 million for the nine months ended Sept. 30, 2003, due to the improvement in operating results described above and an improvement in working capital requirements. Cash flow from operations was primarily used to fund capital expenditures and to reduce debt by $14.7 million during the first half of 2004.
    EBITDA for the first nine months of 2004 increased to approximately $48.2 million from approximately $45.2 million in the comparable period last year. EBITDA as a percent of revenue decreased to 20.0 percent for the first nine months of 2004 compared to 20.7 percent in the comparable period of 2003. EBITDA adjusted to exclude the $0.3 million special charge in 2004, and the $2.1 million one-time non-cash gain in 2003 increased to 20.1 percent in 2004 from 19.7 percent in 2003. See Note D to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.
    Effective Jan. 1, 2003, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which establishes accounting standards for the recognition and measurement of asset retirement obligations and related asset retirement costs. The Company's asset retirement obligations primarily consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The noncash transition adjustment, net of tax, totaling approximately $0.5 million, related to the adoption of this statement is reflected as a "cumulative effect of change in accounting for asset retirement obligations net of tax benefit of $0.3 million" in the Company's consolidated statement of operations for the nine months ended Sept. 30, 2003. Diluted earnings per share for the nine months ended Sept. 30, 2003, was reduced $0.02 per share due to the cumulative effect of change in accounting for asset retirement obligations.
    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.
    A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
    Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal and industrial water and wastewater generators in 37 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related record keeping and regulatory reporting services.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.


                       Synagro Technologies Inc.
                 Consolidated Statement of Operations
                  For the Three Months Ended Sept. 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                   2004                  2003
                             -----------------     -----------------
Revenue                      $86,294    100.0%      $79,634   100.0%
Cost of operations
 (including depreciation)     66,636     77.2%       60,974    76.6%
                             --------  -------     --------  -------
   Gross profit               19,658     22.8%       18,660    23.4%

General and administrative
 expenses (including
 depreciation and
 amortization)                 6,128      7.1%        6,044     7.6%
Special charge (Note A)          320      0.4%           --      --
                             --------  -------     --------  -------
   Income from operations     13,210     15.3%       12,616    15.8%

Interest expense, net          5,677      6.6%        5,566     7.0%
Other, net                        76      0.1%           92     0.1%
                             --------  -------     --------  -------
   Other expense, net          5,753      6.7%        5,658     7.1%
                             --------  -------     --------  -------
Income before provision for
 income taxes                  7,457      8.6%        6,958     8.7%
Provision for income taxes     2,908      3.3%        2,644     3.3%
                             --------  -------     --------  -------
Net income before preferred
 stock dividends               4,549      5.3%        4,314     5.4%
Preferred stock dividends              =======               =======
 (Note B)                      2,237                  2,084
                             --------              --------
   Net income applicable to
    common stock              $2,312                 $2,230
                             ========              ========
Earnings per share (Note C):
   Basic                       $0.12                  $0.11
                             ========              ========
   Diluted                     $0.08                  $0.08
                             ========              ========

Depreciation and
 amortization                 $4,855      5.6%       $4,468     5.6%

Earnings before interest,
 taxes, depreciation
 and amortization
 ("EBITDA") (Note D)         $17,989     20.8%      $16,992    21.3%
Adjusted EBITDA (Note D)     $18,309     21.2%      $16,992    21.3%


Note A: During the third quarter of 2004, the Company engaged its current auditors to re-audit the Company's financial statements for the year ended Dec. 31, 2001, which had previously been audited by Arthur Andersen. This re-audit was recently completed. On Oct. 20, 2004 the Company filed an amended Form 10-K/A to restate its financial statements for certain adjustments that were made as a result of the 2001 re-audit. See Note 2 in the Company's Form 10-K/A for a complete description of the restatement of the Company's financial statements. The special charge represents the estimated cost of the re-audit and restatement of the Company's 2001 financial statements.

Note B: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $2,237,000 and $2,084,000 during the three months ended
Sept. 30, 2004 and 2003, respectively, of which $1,973,000 and $1,821,000, respectively, represent the eight percent dividend
(noncash) and the remainder represents amortization of issuance costs and accretion.

Note C: The following summarizes reported basic and diluted earnings per share for the three months ended Sept. 30, 2004 and 2003 (dollars in thousands, except share data):

                                                 2004        2003
                                              ----------  ----------
Basic earnings per share:
------------------------
  Net income before preferred stock
   dividends                                      $4,549      $4,314
  Preferred stock dividends                        2,237       2,084
                                              ----------  ----------
  Net earnings applicable to common stock         $2,312      $2,230
                                              ==========  ==========

Earnings per share:
------------------
  Net earnings per share -- basic                  $0.12       $0.11
                                              ==========  ==========
  Weighted average shares outstanding         19,775,821  19,775,821
                                              ==========  ==========

Diluted earnings per share:
--------------------------
  Net income before preferred stock
   dividends                                      $4,549      $4,314
                                              ==========  ==========
  Earnings per share-
  ------------------
  Diluted earnings per share, as reported          $0.08       $0.08
                                              ==========  ==========
  Diluted shares outstanding                  59,033,554  55,584,583
                                              ==========  ==========

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Note D: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." Adjusted EBITDA is EBITDA adjusted to exclude a one-time special charge related to the costs associated with the re-audit of our 2001 financial statements. EBITDA and Adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA and Adjusted EBITDA for the three months ended Sept. 30, 2004 and 2003 (dollars in thousands):

                                                2004            2003
                                             --------        --------
    Net income before preferred
     stock dividends                           $4,549          $4,314
       Interest expense                         5,677           5,566
       Provision for income taxes               2,908           2,644
       Depreciation and amortization            4,855           4,468
                                             --------        --------
    EBITDA                                     17,989          16,992
    Special charge                                320              --
                                             --------        --------
    Adjusted EBITDA                           $18,309         $16,992
                                             ========        ========


                       Synagro Technologies Inc.
                 Consolidated Statement of Operations
                  For the Nine Months Ended Sept. 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                    2004                 2003
                             -------------------  -------------------
Revenue                      $241,255     100.0%  $218,503     100.0%
Cost of operations
 (including depreciation)     190,260      78.9%   167,862      76.8%
                             ---------    ------  ---------    ------
   Gross profit                50,995      21.1%    50,641      23.2%

General and administrative
 expenses (including
 depreciation and
 amortization                  17,649       7.3%    18,274       8.4%
Special charge (Note A)           320       0.1%        --        --%
                             ---------    ------  ---------    ------
   Income from operations      33,026      13.7%    32,367      14.8%

Interest expense, net          16,428       6.8%    17,622       8.1%
Other, net                       (816)     (0.3)%       78        --%
                             ---------    ------  ---------    ------
   Other expense, net          15,612       6.5%    17,700       8.1%
                             ---------    ------  ---------    ------
Income before provision for
 income taxes                  17,414       7.2%    14,667       6.7%
Provision for income taxes      6,791       2.8%     5,574       2.5%
                             ---------    ------  ---------    ------
Net income before cumulative
 effect of change in
 accounting for asset
 retirement obligations and
 preferred stock dividends     10,623       4.4%     9,093       4.2%
                                          ======               ======
Cumulative effect of change
 in accounting for asset
 retirement obligations, net
 of tax benefit of $292
 (Note E)                          --                  476
                             ---------            ---------
Net income before preferred
 stock dividends               10,623                8,617
Preferred stock dividends
 (Note B)                       6,551                6,088
                             ---------            ---------
   Net income applicable to
    common stock               $4,072               $2,529
                             =========            =========

Earnings per share (Note C):
   Basic                        $0.21                $0.13
                             =========            =========
   Diluted                      $0.18                $0.13
                             =========            =========

Earnings per share adjusted
 to exclude the cumulative
 effect of change in
 accounting for asset
 retirement obligations in
 2003 (Note C):
   Basic                        $0.21                $0.15
                             =========            =========
   Diluted                      $0.18                $0.15
                             =========            =========



Depreciation and
 amortization                 $14,346       5.9%   $12,893       5.9%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA")
 (Note D)                     $48,188      20.0%   $45,182      20.7%
Adjusted EBITDA (Note D)      $48,508      20.1%   $43,082      19.7%


Note A: During the third quarter of 2004, the Company engaged its current auditors to re-audit the Company's financial statements for the year ended Dec. 31, 2001, which had previously been audited by Arthur Andersen. This re-audit was recently completed. On Oct. 20, 2004 the Company filed an amended Form 10-K/A to restate its financial statements for certain adjustments that were made as a result of the 2001 re-audit. See Note 2 in the Company's Form 10-K/A for a complete description of the restatement of the Company's financial statements. The special charge represents the estimated cost of the re-audit and restatement of the Company's 2001 financial statements.

Note B: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $6,551,000 and $6,088,000 during the nine months ended Sept. 30, 2004 and 2003, respectively, of which $5,760,000 and $5,297,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

Note C: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                         Nine Months Ended Sept. 30,
                                        -----------------------------
                                            2004           2003
                                        -------------- --------------
Basic earnings per share:
------------------------
  Net income before cumulative effect
   of change in accounting for asset
   retirement obligations and preferred
   stock dividends                            $10,623         $9,093
  Cumulative effect of change in
   accounting for asset retirement
   obligations, net of tax                         --            476
                                        -------------- --------------
  Net income before preferred stock
   dividends                                   10,623          8,617
  Preferred stock dividends                     6,551          6,088
                                        -------------- --------------
  Net income applicable to common stock        $4,072         $2,529
                                        ============== ==============

  Earnings per share-
  ------------------
  Earnings per share before cumulative
   effect of change in accounting for
   asset retirement obligations                 $0.21          $0.15
  Cumulative effect of change in
   accounting for asset retirement
   obligations, net of tax                         --          (0.02)
                                        -------------- --------------
  Net earnings per share -- basic               $0.21          $0.13
                                        ============== ==============

  Weighted average shares outstanding      19,775,821     19,775,821
                                        ============== ==============

Diluted earnings per share:
--------------------------
  Net income before cumulative effect
   of change in accounting for asset
   retirement obligations and preferred
   stock dividends                            $10,623         $9,093
  Cumulative effect of change in
   accounting for asset retirement
   obligations, net of tax                         --            476
                                        -------------- --------------
  Net income before preferred stock
   dividends                                  $10,623         $8,617
  Less antidilutive effect of preferred
   stock dividends                              6,551          6,088
                                        -------------- --------------
  Net income applicable to common stock        $4,072         $2,529
                                        ============== ==============

  Earnings per share-
  ------------------
  Diluted earnings per share, as
   calculated                                   $0.18          $0.16
  Less antidilutive effect of dividends
   and common stock equivalents                    --          (0.03)
                                        -------------- --------------
  Diluted earnings per share, as
   reported                                     $0.18          $0.13
                                        ============== ==============

  Earnings per share before cumulative
   effect of change in accounting for
   asset retirement obligations                 $0.18          $0.15
  Cumulative effect of change in
   accounting for asset retirement
   obligations, net of tax                         --          (0.02)
                                        -------------- --------------
  Net earnings per share - diluted              $0.18          $0.13
                                        ============== ==============


  Diluted shares outstanding               58,236,380     54,925,582
  Less antidilutive effect of common
   stock equivalents                       38,460,559     35,149,761
                                        -------------- --------------
                                           19,775,821     19,775,821
                                        ============== ==============

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("diluted shares outstanding").

Reported diluted EPS for the nine months ended Sept. 30, 2003, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Note D: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." Adjusted EBITDA is EBITDA adjusted to exclude a one-time special charge related to the costs associated with the re-audit of our 2001 financial statements and a non-cash gain related to the settlement of a warranty obligation in 2003. EBITDA and Adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table reconciles net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                         Nine Months Ended Sept. 30,
                                        -----------------------------
                                            2004           2003
                                        -------------- --------------
Net income before cumulative effect of
 change in accounting for asset
 retirement obligations and preferred
 stock dividends                              $10,623         $9,093
   Interest expense                            16,428         17,622
   Provision for income taxes                   6,791          5,574
   Depreciation and amortization               14,346         12,893
                                        -------------- --------------
EBITDA                                        $48,188        $45,182
   Plus:  Special Charge                          320             --
   Less: One-time non cash warranty
    settlement                                    $--         $2,100
                                        -------------- --------------
   Adjusted EBITDA                            $48,508        $43,082
                                        ============== ==============


Note E: Effective Jan. 1, 2003, the Company adopted the accounting requirements of Financial Accounting Standards ("SFAS") Board Opinion No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible, long-lived assets and provides the accounting and reporting requirements for such obligations. The Company's asset retirement obligations consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for asset retirement obligations" of $0.5 million in the Company's statement of operations for the nine months ended Sept. 30, 2003.

    CONTACT: Synagro Technologies Inc., Houston
             Robert C. Boucher Jr., 713-369-1700